AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FINDWHAT.COM, INC.

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(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

FindWhat.com, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.	The date of filing of the original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 16, 2002.

2.	The Board of Directors of the corporation, without a meeting pursuant to the provisions of Section 141(f) of the General Corporation Law of Delaware, adopted a resolution proposing and declaring advisable this Amended and Restated Certificate of Incorporation.

3.	This Amended and Restated Certificate of Incorporation was duly adopted by the sole stockholder of the Corporation, without a meeting pursuant to the provisions of Section 228, 242 and 245 of the General Corporation Law of Delaware.

4.	This Amended and Restated Certificate of Incorporation restates and further amends the Certificate of Incorporation of the Corporation to read as follows:

FIRST:     The name of the Corporation is FindWhat.com, Inc.

SECOND:     The address of its registered office in the State of Delaware is 2711 Centerville Rd., Suite 400, in the City of Wilmington, 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD:     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

(A) The aggregate number of common shares which this Corporation shall have authority to issue is 200,000,000 shares of Common Stock having a par value of $.001 per share. All common stock of the Corporation shall be of the same class, common, and shall have the same rights and preferences. Fully-paid common stock of this Corporation shall not be liable to any further call or assessment.

(B)     The Corporation shall be authorized to issue 500,000 shares of Preferred Stock having a par value of $.001 per share and with such rights, preferences and designations determined by the board of directors.

(C)      Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters presented for vote of the stockholders. Subject to the provisions of the General Corporation Law of the State of Delaware, dividends may be paid on the Common Stock at such times and in such amounts as the Board of Directors shall determine. Upon the dissolution, liquidation, or winding up of the Corporation, the holders of Common Stock shall be entitled to receive all remaining assets of the Corporation available for distribution to its stockholders ratably and proportioned to the number of shares held by them.

FIFTH     (A)     The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). All directors shall hold office for a term expiring at the next annual meeting of stockholders, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

(B) Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

SIXTH:     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, or amend the Bylaws of the Corporation or the holders of a majority of the issued and outstanding capital stock of the Corporation are expressly authorized to amend the Bylaws.

SEVENTH:     No director of the Corporation shall be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or to its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the payment of a dividend or the payment for the purchase or redemption of the Corporation's stock in violation of Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the

Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing provisions of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH:     The Corporation is to have perpetual existence.

NINTH:     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

TENTH:     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ELEVENTH:     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law of the State of Delaware, provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this (i) Article ELEVENTH, (ii) Article FIFTH, or (iii) Article SEVENTH.

I, THE UNDERSIGNED, being the President of FindWhat.com, Inc. do make this amended and restated certificate, hereby declaring that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 12th day of March, 2004.

/s/ Craig A. Pisaris-Henderson
Craig A. Pisaris-Henderson, President